Exhibit 99.1

Contact (International) Tommaso di Giovanni Philip Morris International T. +41 (58) 242 6748 E. tommaso.digiovanni@pmi.com	Contact (U.S.) Corey Henry Philip Morris International T. +1 (202) 777 4304 E. corey.henry@pmi.com	Contact (U.K.) David Fraser Philip Morris International T. +41 (58) 242 4500 E. david.fraser@pmi.com

PHILIP MORRIS INTERNATIONAL INC. (PMI) ANNOUNCES CONCRETE STEPS TO SCALE DOWN OPERATIONS IN THE RUSSIAN FEDERATION AND ITS INTENTION TO EXIT THE MARKET

NEW YORK, March 24, 2022 — Further to its announcement released on March 9, 2022, Philip Morris International Inc. (NYSE: PM) today announces the concrete steps it has taken to suspend planned investments and scale down its manufacturing operations in Russia. PMI has:

•Discontinued a number of its cigarette products offered in the market and is reducing its manufacturing activities accordingly.
•Suspended marketing activities in the country.
•Canceled all product launches planned for 2022 in Russia, including the launch of its flagship heated tobacco product IQOS ILUMA, originally planned for March 2022.
•Canceled its plans to manufacture more than 20 billion TEREA sticks (for IQOS ILUMA) in Russia and the related ongoing investment of USD 150 million.

Further, PMI’s Board of Directors and senior executives are working on options to exit the Russian market in an orderly manner, in the context of an increasingly complex and rapidly changing regulatory and operating environment.

“Our focus and all our efforts over the last four weeks have been to ensure the safety and security of our Ukrainian colleagues. We stand in solidarity with the innocent men, women and children who are suffering,” said Jacek Olczak, Chief Executive Officer. “We employ more than 3,200 people in Russia. We continue to support them, including paying their salaries, and we will continue to fulfil our legal obligations. We will continue to make decisions with their safety and security as a priority.”

As previously communicated, Russia made up almost 10% of total shipment volumes and around 6% of PMI net revenues in 2021. PMI will provide an update to its 2022 financial outlook with its Q1 2022 earnings announcement on April 21, 2022.

Philip Morris International: Delivering a Smoke-Free Future
Philip Morris International (PMI) is a leading international tobacco company working to deliver a smoke-free future and evolve its portfolio for the long term to include products outside of the tobacco and nicotine sector. The company’s current product portfolio primarily consists of cigarettes and smoke-free products, including heat-not-burn, vapor, and oral nicotine products, which are sold in markets outside the U.S. Since 2008, PMI has invested more than USD 9 billion to develop, scientifically substantiate, and commercialize innovative smoke-free products for adults who would otherwise continue to smoke, with the goal of completely ending the sale of cigarettes. This includes the building of world-class scientific assessment capabilities, notably in the areas of pre-clinical systems toxicology, clinical and behavioral research, as well as post-market studies. The U.S. Food and Drug Administration (FDA) has authorized the marketing of versions of PMI’s IQOS Platform 1 device and consumables as Modified Risk Tobacco Products (MRTP), finding that exposure modification orders for these products are appropriate to promote the public health.

As of December 31, 2021, PMI’s smoke-free products are available for sale in 71 markets, and PMI estimates that approximately 15.3 million adults around the world have already switched to IQOS and stopped smoking. With a strong foundation and significant expertise in life sciences, in February 2021 PMI announced its ambition to expand into wellness and healthcare areas and deliver innovative products and solutions that aim to address unmet patient and consumer needs. For more information, please visit www.pmi.com and www.pmiscience.com.

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